As filed with the Securities and Exchange Commission on May 15, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TENET HEALTHCARE CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	95-2557091
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1445 Ross Avenue, Suite 1400

Dallas, Texas 75202

(Address of principal executive offices, including zip code)

TENET HEALTHCARE 2019 STOCK INCENTIVE PLAN

(Full Title of the Plan)

Anthony Shoemaker

Vice President, Assistant General Counsel and Corporate Secretary

Tenet Healthcare Corporation

1445 Ross Avenue, Suite 1400

Dallas, Texas 75202

(469) 893-2200

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.05 per share	4,000,000	$20.01 per share	$80,040,000	$9,700.85

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there also are registered hereunder such additional indeterminate number of shares of the Registrant’s Common Stock as may be issued as a result of any stock split, stock dividend, or similar transactions pursuant to the adjustment provisions of the Registrant’s 2019 Stock Incentive Plan.

(2)

Pursuant to Rules 457(c) and 457(h) under the Securities Act, these prices are estimated solely for the purpose of calculating the registration fee and are based on the average of the high and low sales prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on May 13, 2019.

EXPLANATORY NOTE

By this Registration Statement, Tenet Healthcare Corporation (the “Company” or the “Registrant”) is registering 4,000,000 shares of its common stock, $0.05 par value (“Common Stock”), issuable under the Tenet Healthcare 2019 Stock Incentive Plan, as the same may be amended from time to time (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required in Part I of this Registration Statement is included in one or more prospectuses for the Plan that are not filed as part of this Registration Statement in accordance with Rule 428 of the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement (excluding any information “furnished,” but not “filed” with the Commission):

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Commission on February 25, 2019.

(b)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, filed with the Commission on April 29, 2019.

(c)	The Company’s Current Reports on Form 8-K filed on January 7, 2019, January 29, 2019, February 6, 2019, March 1, 2019, and May 3, 2019.

(d)

The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form S-3, Registration No. 333-185162, filed with the Commission on November 27, 2012, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Anthony Shoemaker, Vice President, Assistant General Counsel and Corporate Secretary of the Company, has delivered an opinion to the effect that the shares of common stock covered by this Registration Statement will be legally issued, fully paid and nonassessable. Mr. Shoemaker is eligible to participate in the Plan and owns shares of the Company’s common stock as well as equity awards under other of the Company’s equity compensation plans.

Item 6. Indemnification of Directors and Officers.

Under Section 78.7502(1) of the Nevada Revised Statutes, a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such person: (i) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud or a knowing violation of law; or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 78.7502(2) of the Nevada Revised Statutes further provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including amounts paid in settlement and attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of the action or suit if such person: (i) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud or a knowing violation of law; or (ii) acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a Nevada corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) and (2) of Section 78.7502, as described above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense.

The Registrant’s Amended and Restated Articles of Incorporation provide that no director or officer of the Registrant shall be personally liable to the Registrant or its shareholders for damages for breach of fiduciary duty as a director or officer, except for liability (i) for acts or omissions that involve intentional misconduct, fraud or a knowing violation of law, or (ii) for the payment of dividends in violation of the Section 300 of Chapter 78 of the Nevada Revised Statutes. The Amended and Restated Articles of Incorporation further provide that the liability of directors and officers of the Registrant shall be eliminated or limited to the fullest extent authorized by Nevada law, as amended. Section 78.138(7) of the Nevada Revised Statutes, as amended, provides that, subject to limited statutory exceptions and unless the articles of incorporation or an amendment thereto (in each case filed on or after October 1, 2003) provide for greater individual liability, a director or officer is not individually liable to a corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless the presumption established by Section 78.138(3) of the Nevada Revised Statutes has been rebutted and it is proven that (i) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) such breach involved intentional misconduct, fraud or a knowing violation of law.

The Registrant’s Amended and Restated Bylaws, as well as individual indemnification agreements the Registrant has entered into with directors of the corporation:

(a)    provide for mandatory indemnification, to the fullest extent permitted by law, of any present or former director or officer of the Registrant or any of its affiliates or subsidiaries who has served as such a director or officer on or after November 5, 2008 (each, an indemnitee) for all expenses, liabilities, losses or other specified amounts resulting from a legal proceeding arising from any occurrence that takes place after November 5, 2008 and that relates to the fact that such indemnitee is or was a director or officer of the Registrant or any of its affiliates or subsidiaries or at the request of the Registrant served in one of several specified capacities with respect to another entity;

(b)    provide that the Registrant is not required to indemnify an indemnitee in connection with any legal proceeding initiated by the indemnitee except under certain specified circumstances;

(c)    require the advancement of expenses to an indemnitee upon receipt of an undertaking by the indemnitee to repay if it is ultimately determined that the indemnitee is not entitled to be indemnified by the Registrant;

(d)    provide that (1) when making a determination of whether an indemnitee is entitled to indemnification under the Amended and Restated Bylaws, there is a presumption that the indemnitee is entitled to indemnification and the Registrant has the burden of proof to overcome that presumption, and (2) that, in an indemnitee’s lawsuit to enforce his or her right to indemnification under the Amended and Restated Bylaws, the Registrant must prove with clear and convincing evidence that the indemnitee is not entitled to indemnification;

(e)    require the Registrant to indemnify an indemnitee for expenses (and, if requested by an indemnitee, to advance such expenses on such terms and conditions as the Board deems appropriate) that are incurred by an indemnitee in a lawsuit to enforce the indemnitee’s indemnification rights under the Amended and Restated Bylaws;

(f)    provide that rights to indemnification under the Amended and Restated Bylaws are non-exclusive, have certain survival rights and are deemed to be contractual rights; and

(g)    provide that the Registrant has the power to purchase insurance or make other financial arrangements on behalf of an indemnitee for any liability and any related expenses, except that no such financial arrangement may provide protection for a person adjudged by a court of competent jurisdiction to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to advancement of expenses or indemnification ordered by a court.

In addition, the Registrant has purchased insurance coverage to insure its directors and officers against certain liabilities that they may incur in their capacity as such.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

A list of the exhibits included as part of this Registration Statement is set forth on the Exhibit Index and is hereby incorporated by reference thereto.

Item 9. Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Tenet Healthcare 2019 Stock Incentive Plan, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed May 3, 2019, and incorporated herein by reference

5.1	Opinion of counsel as to the legality of the securities being registered*

23.1	Consent of counsel (contained in Exhibit 5.1)*

23.2	Consent of Deloitte & Touche LLP*

23.3	Consent of PricewaterhouseCoopers LLP*

24.1	Power of Attorney*

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on May 15, 2019.

TENET HEALTHCARE CORPORATION
(Registrant)

By:	/s/ Anthony Shoemaker
Anthony Shoemaker
Vice President, Assistant General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities with Tenet Healthcare Corporation and on the dates indicated.

Signature	Title	Date

/s/ Ronald A. Rittenmeyer Ronald A. Rittenmeyer	Chief Executive Officer and Executive Chairman of the Board of Directors (Principal Executive Officer)	May 15, 2019

/s/ Daniel J. Cancelmi Daniel J. Cancelmi	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 15, 2019

/s/ R. Scott Ramsey R. Scott Ramsey	Vice President and Controller (Principal Accounting Officer)	May 15, 2019

* Lloyd J. Austin, III	Director	May 15, 2019

* James L. Bierman	Director	May 15, 2019

* Richard W. Fisher	Director	May 15, 2019

* Meghan M. FitzGerald, DrPH	Director	May 15, 2019

* Brenda J. Gaines	Director	May 15, 2019

Signature	Title	Date

* Edward A. Kangas	Director	May 15, 2019

* J. Robert Kerrey	Director	May 15, 2019

* Richard J. Mark	Director	May 15, 2019

* Tammy Romo	Director	May 15, 2019

* By Anthony Shoemaker pursuant to a Power of Attorney executed by the persons identified above, which Power of Attorney has been filed as an exhibit hereto and is incorporated by reference thereto.

By:	/s/ Anthony Shoemaker
Anthony Shoemaker